Exhibit 4.3

GAIN Capital Holdings, Inc.
Bedminster One, Suite 11
135 US Hwy. 202/206
Bedminster, NJ 07921
November 18, 2013
VantagePoint Venture Partners IV (Q), L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066

Edison Venture Fund IV SBIC, L.P.
1009 Lenox Drive #4
Lawrenceville, NJ 08648

Mark E. Galant

Re:    Amendment to Investor Rights Agreement
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Investor Rights Agreement, dated as of January 11, 2008, by and among GAIN Capital Holdings, Inc. (the “Company”), each person identified on Schedule A thereto as an investor and the person identified on Schedule A thereto as a founding stockholder (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.
The undersigned, being the (i) the Investors holding a majority of the outstanding shares of voting capital stock of the Company held by the Investors and (ii) the holders of a majority of the shares of voting capital stock held by the Founding Stockholder, do hereby agree with the Company that the right of first refusal set forth in Section 4 of the Agreement is hereby terminated in its entirety and shall be of no further force and effect.
This letter agreement may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.
GAIN CAPITAL HOLDINGS, INC
By: /s/ Diego Rotsztain
Name:     Diego Rotsztain
Title: EVP, General Counsel
[Signature page follows.]

[Signature page to Letter Agreement]
Accepted and agreed
FOUNDING STOCKHOLDER:
/s/ Mark E. Galant
Mark E. Galant
INVESTORS:
VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
VANTAGEPOINT VENTURE PARTNERS IV, L.P.
VANTAGEPOINT VENTURE PARTNERS IV
VP NEW YORK VENTURE PARTNERS, L.P.

By: /s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member
EDISON VENTURE FUND IV SBIC, L.P.
By: /s/ Ross Martinson
Name: Ross Martinson
Title: Member of the General Partner